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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

        Aliabadi                   Manoocher                           M.
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        (Last)                      (First)                        (Middle)

                              12525 Chadron Avenue
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                                   (Street)

        Hawthorne                  California                        90250
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                10/1/97
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3.  IRS or Social Security Number of Reporting Person (Voluntary)   000-00-0000
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4.  Issuer Name and Ticker or Trading Symbol      OSIS
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5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    Vice President - Corporate Marketing UDT Sensors
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6.  If Amendment, Date of Original (Month/Day/Year)
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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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   Common Stock,
   no par value          73,607*                 D
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*Includes 13,500 shares issuable pursuant to fully vested options.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-      3. Title and Amount of Securities  4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and        Underlying Derivative Security     or              Form of        direct Bene-
                                  Expiration         (Instr. 4)                         Exercise        Derivative     ficial
                                  Date                                                  Price           Security:      Ownership
                                  (Month/Day/                                           of              Direct (D)     (Instr. 5)
                                  Year)                                                 Derivative      or In-
                              -----------------------------------------------------     Security        direct (I)
                               Date     Expira-                         Amount or                      (Instr. 5)
                               Exer-    tion             Title          Number of
                               cisable  Date                            Shares
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Options to Purchase
Common Stock                     *      11/14/01  Common Stock            7,500         $ 2.83              D
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Options to Purchase
Common Stock                    **       5/31/02  Common Stock            7,500         $11.50              D
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Options to Purchase              *       3/01/98  Common Stock            3,750         $ 1.87              D
Common Stock
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Options to Purchase            ***       1/20/00  Common Stock            3,000         $ 2.00              D
Common Stock
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Explanation of Responses:

*     Fully vested.

**    Vest over a four-year period from date of grant.

***   75% vested.

**** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                              /s/ Manoocher Mansoori Aliabadi      9/30/97
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                              **Signature of Reporting Person        Date
                        By:
                        For: